Exhibit 10.4

[TJX Letterhead]

Mr. Jerome Rossi

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Modification of Employment Agreement

Dear Mr. Rossi:

Reference is made to the Employment Agreement dated as of January 29, 2012 (the “Agreement”) between you and The TJX Companies, Inc. (the “Company”). The Company proposes to amend the Agreement as set forth in this side letter agreement (the “Side Letter Agreement”), effective January 31, 2014.

1. Term of Agreement. The third sentence of Section 1 of the Agreement is hereby amended to read as follows: “Subject to earlier termination as provided herein, Executive’s employment hereunder shall continue on the terms provided herein until January 31, 2015 (the “End Date”).”

2. Base Salary. The second sentence of Section 3(a) of the Agreement is hereby amended to read as follows: “The rate at which Executive’s Base Salary shall be paid shall be $855,000 per year or such other rate (not less than $855,000 per year) as the Committee may determine after Committee review not less frequently than annually.”

3. Benefits upon Termination on the End Date. Section 5(b)(ii) of the Agreement is hereby amended to read as follows: “Executive or his legal representative will be paid, at the same time as other awards for the applicable LRPIP cycle are paid, two-thirds (2/3) of the amount, if any, which he would otherwise have been paid under LRPIP for the cycle ending January 30, 2016 and one-third (1/3) of the amount, if any, which he would otherwise have been paid under LRPIP for the cycle ending January 31, 2017.”

4. LRPIP; PBRS. If your employment terminates or is terminated prior to the End Date, other than a termination for Cause (as defined in the Agreement), your entitlement to LRPIP awards for cycles beginning prior to February 2, 2014, and your rights under performance-based restricted stock granted to you prior to February 2, 2014, shall not be less than they would have been under the Agreement as in effect prior to the execution of this Side Letter Agreement had your employment terminated on February 1, 2014.

5. Change of Control. The first sentence of Section 7 of the Agreement is hereby amended by adding the words “occurring during the Employment Period” immediately following the term “Change of Control” in the first line thereof.

770 COCHITUATE ROAD FRAMINGHAM, MASSACHUSETTS 01701

6. Agreement Not to Solicit or Compete. The second sentence of Section 8(a) is hereby amended by deleting the word “irrebuttably” therefrom.

7. Release. The form of release of claims described in Section 12 of the Agreement shall mean the form of release of claims approved by the Committee on February 1, 2013.

8. Definitions. The definition of “Committee Resolution” in Exhibit A is hereby amended to read as follows: “‘Committee Resolution’ means the designation of competitive businesses most recently adopted by the Committee at or prior to the date of execution of this Side Letter Agreement for purposes of the restrictive covenants applicable to Executive, whether or not such designation also applies to other employees of the Company generally.”

If you agree with the foregoing amendments to the Agreement, please so indicate by signing the enclosed copy of this Side Letter Agreement and returning it to Mr. Greg Flores, whereupon the Agreement will be deemed amended, effective as set forth above, to incorporate the changes set forth above and, except as so amended, the Agreement will continue in effect in accordance with its terms. This Side Letter Agreement shall constitute an agreement under seal.

The TJX Companies, Inc.

By:	/s/ Ernie Herrman

Agreed:

/s/ Jerome Rossi
Jerome Rossi

Date: January 31, 2014